                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                             _____________________

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)

                          Renaissance Solutions, Inc.
                          ---------------------------
                               (Name of Issuer)

                   Common Stock, $.0001 par value per share
                   ----------------------------------------
                        (Title of Class of Securities)

                                  759924 10 3
                                  -----------
                                (CUSIP Number)



     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
 CUSIP NO. 759924 10 3                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      David A. Lubin
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          735,930
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             42,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          735,930
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          42,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 850,786; includes 72,856 shares owned by The David A. Lubin Children's Trust, a trust for the benefit of the Reporting Person's children, and 42,000 shares owned by The Pine Point Foundation, a trust, the trustees of which are the Reporting Person and the Reporting Person's spouse. Such shares are reported herein as beneficially owned by the Reporting Person pursuant to Rule 13d-3(a). The Reporting Person disclaims beneficial ownership of such shares pursuant to Rule 13d-4, and the filing of this statement shall not be construed as an admission that the Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such shares.
 ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES                                               [_]


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      9.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------
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                                              Page 3 of 5 Pages

ITEM 1(a)      NAME OF ISSUER:

Renaissance Solutions, Inc.

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

Lincoln North
55 Old Bedford Road
Lincoln, MA  01773

ITEM 2(a)      NAME OF PERSON FILING:

David A. Lubin

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Lincoln North
55 Old Bedford Road
Lincoln, MA  01773

ITEM 2(c)      CITIZENSHIP:

United States

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

Common Stock, $.0001 par value per share

ITEM 2(e)      CUSIP NUMBER:

759924 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable

ITEM 4.        OWNERSHIP

     (a) Amount Beneficially Owned:

          850,786
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                                              Page 4 of 5 Pages

     Includes 72,856 shares owned by The David A. Lubin Children's Trust, a trust for the benefit of the Reporting Person's children, and 42,000 shares owned by The Pine Point Foundation, a trust, the trustees of which are the Reporting Person and the Reporting Person's spouse. Such shares are reported herein as beneficially owned by the Reporting Person pursuant to Rule 13d-3(a). The Reporting Person disclaims beneficial ownership of such shares pursuant to Rule 13d-4, and the filing of this statement shall not be construed as an admission that the Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such shares.

     (b) Percent of Class:

          9.2%

     (c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:

                735,930

          (ii)  shared power to vote or to direct the vote:

                42,000

          (iii) sole power to dispose or to direct the disposition of:

                735,930

          (iv) shared power to dispose or to direct the disposition of:

                42,000

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable
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                                              Page 5 of 5 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 14, 1997
                                            ----------------------------------
                                                           Date


                                                    /s/David A. Lubin
                                            ----------------------------------
                                                         Signature


                                                        David A. Lubin
                                              ----------------------------------
                                                          Name/Title